Exhibit 5.17

November 5, 2014

Omnicare, Inc.

900 Omnicare Center

201 E. Fourth Street

Cincinnati, Ohio 45202

Re:	CP Acquisition Corp.

Ladies and Gentlemen:

We have acted as Oklahoma counsel to CP Acquisition Corp., an Oklahoma corporation (the “Company”), in connection with the Registration Statement (the “Registration Statement”) on Form S-3 filed by Omnicare, Inc., a Delaware corporation (“Omnicare”), with the Securities and Exchange Commission on the date of this letter.

In connection with the opinions expressed in this letter, we have examined copies of the following documents, each dated the date of this letter unless otherwise noted:

(1)	the Indenture, dated June 13, 2003, between Omnicare and U.S. Bank National Association (as successor trustee to SunTrust Bank) relating to subordinated notes;

(2)	the form of Indenture attached as an exhibit to the Registration Statement relating to senior notes;

(3)	a copy of a Certificate of Good Standing, dated October 20, 2014, issued by the Secretary of State of the State of Oklahoma (the “Good Standing Certificate”); and

(4)	a copy of a certificate of an officer of the Company (the “Officer’s Certificate”) dated November 5, 2014, certifying to us certain matters of fact relevant to our opinions in this letter, including (i) a copy of the certificate of incorporation of the Company (the “Certificate of Incorporation”), (ii) a copy of the bylaws of the Company (the “Bylaws”), and (iii) a written consent of the directors of the Company.

The documents identified in (1) and (2) are the “Indentures” and each is an “Indenture.” “Security Guaranty” has the meaning given to it in the Indentures.

OPINIONS

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

(a)	The Company is a corporation existing in good standing under the laws of the State of Oklahoma.

(b)	The Company has the corporate power and authority to make the Security Guaranties.

(c)	A Security Guaranty under an Indenture will be duly authorized upon the authorization of the Security Guaranty by all corporate action required by the Certificate of Incorporation, the Bylaws and the Oklahoma General Corporation Act. A supplemental indenture in respect of any Securities (as defined in an Indenture) that are to be subject to a Security Guaranty by the Company will be duly executed and delivered by the Company upon (i) the due execution by a duly qualified and elected officer that has been authorized to execute the supplemental indenture by all corporate action required by the Certificate of Incorporation, the Bylaws and the Oklahoma General Corporation Act and (ii) the physical delivery of the supplemental indenture without condition and with the intention to be immediately bound by it.

ASSUMPTIONS, QUALIFICATIONS AND LIMITATIONS

The opinions set forth above are subject to the following assumptions, qualifications and limitations:

(A)	We have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original of documents submitted to us as copies.

(B)	We have assumed that each Indenture and each supplement indenture issued pursuant to an Indenture are enforceable against the parties.

(C)	In connection with the opinions expressed in paragraph (a), we have relied solely upon the Good Standing Certificate and the Certificate of Incorporation.

(D)	With respect to certain matters of fact relevant to our opinions set forth in this letter, we have relied on the Officer’s Certificate.

(E)	We have assumed that the Security Guaranties are necessary to the conduct, promotion or attainment of the business of the Company.

(F)	The opinions in this opinion letter are limited to the laws of the State of Oklahoma.

All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated herein. We express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied. The qualifications, limitations, assumptions, and exceptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate.

We have prepared this opinion letter in accordance with customary practice for the preparation and interpretation of closing opinions of this type. We have assumed, and your acceptance of this letter shall confirm, that you (alone or with your counsel) are familiar with this customary practice.

The opinions expressed in this letter are as of the date of this letter. We have no obligation to update or supplement the opinions in response to changes in the law or future events.

We consent to reliance on this opinion letter and the opinions provided herein by the law firm White & Case LLP in connection with their opinion attached as an exhibit to the Registration Statement. Additionally, we consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McAfee & Taft, A Professional Corporation